Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
PENTAIR ANNOUNCES FINAL RESULTS FOR ITS CASH TENDER OFFER FOR ALL
OF ITS 7.85% SENIOR NOTES DUE 2009
MINNEAPOLIS, Minn. — August 5, 2008 — Pentair, Inc. (NYSE:PNR) today announced that its cash tender offer for all of its 7.85% Senior Notes due 2009 (the “Notes”) expired at 12:00 midnight, New York City time on August 4, 2008. The tender offer was made pursuant to an Offer to Purchase and related Letter of Transmittal dated July 8, 2008 as amended by Pentair’s press release dated July 17, 2008.
Pentair also announced that $116.1 million principal amount (of a total outstanding principal amount of $250 million) of Notes had been validly tendered in connection with the tender offer. Holders who validly tendered their Notes in the tender offer will receive $1,040.48 per $1,000 principal amount of Notes, plus accrued interest, on the final settlement date, which is today, August 5, 2008.
Banc of America Securities LLC acted as dealer manager for the tender offer. Global Bondholder Services Corporation acted as information agent and depositary for the tender offer.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.

Pentair Contacts
Investor Relations: Todd Gleason	Communications: Rachael Jarosh
Telephone: (763) 656-5570	Telephone: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com